Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Precipio, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share (1)	Rule 457(c)	8,888,890	(1)	$0.3546	(2)	$3,152,001	0.0001102	$347.36
	Total Offering Amounts							$3,152,001		$347.36
	Total Fees Previously Paid									–
	Total Fee Offsets									–
	Net Fee Due									$347.36

(1) Represents shares of common stock issuable upon the exercise of outstanding common warrants to purchase shares of common stock offered by the selling stockholders. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Calculated pursuant to Rule 457(c), solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on July 6, 2023.